Exhibit 10.4

GREENHILL & CO., INC. EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD NOTIFICATION

Greenhill & Co., Inc., a Delaware corporation (the “Company”), hereby grants to the “Participant” this Award of Restricted Stock Units (“RSUs”) pursuant to the Greenhill & Co., Inc., Equity Incentive Plan (the “Plan”) upon the following terms and conditions:

Name of Participant:

Grant Date:

Number of RSUs:

1.	Notification. This Award is subject to all terms and conditions of this Notification and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. The term “Notification” means this Notification.

2.	Nature of Award. Each RSU represents a right to a future payment equal to the Fair Market Value of one Share at the time of such payment. Such payment may, at the Committee’s election be in cash or Shares or a combination thereof.

3.	Treatment of Dividends. To the extent the Company pays regular cash dividends on Shares while the RSUs remain outstanding, the Participant shall be entitled to receive on the Settlement Date, a payment (in cash or Shares) equal to the Dividend Equivalent Amount (as defined below). Payment of the Dividend Equivalent Amount under this Paragraph 3 is conditioned upon the vesting and settlement of the RSUs to which such payment relates and Participant will have no right to receive any portion of the Dividend Equivalent Amount payment relating to RSUs which do not become vested and settled in accordance with Paragraphs 4 and 5 (including, without limitation, as a result of failure to satisfy the Performance Goal or as a result of a termination of Participant’s employment which, pursuant to the Plan or this Notification, results in forfeiture and cancellation of this Award). “Dividend Equivalent Amount” means (i) the aggregate amount of cash dividends paid in respect of one Share on record dates occurring or after the Grant Date set forth above and the Settlement Date multiplied by (ii) the number of Shares that become issuable to the Participant upon vesting of the RSUs as determined in accordance with Paragraph 4.

4.	Vesting Eligibility of RSUs. Subject to the terms and conditions set forth in the Plan, the RSUs will be eligible for vesting as follows:

a.

General. Unless otherwise provided under the Plan or this Notification, the RSUs will be eligible for vesting on the earlier to occur of (i) September 30, 2022 and (ii) the Maturity Date (as defined below) (the “Vesting Date”), subject to continued employment with the Company through such time and attainment of the Performance Goal, as determined by the Committee in accordance with Appendix A. For purposes of this Award, the “Maturity Date” shall mean the maturity date of the term loan secured by the Company in connection with the recapitalization of the Company’s balance sheet that occurs on or before December 31, 2017 (the “2017 Recapitalization”).

b.	Termination of Employment. Upon a termination of employment, the provisions of Section 11 of the Plan shall apply. Notwithstanding Section 11(a) of the Plan, if the Participant terminates employment before the Vesting Date for reason of Retirement, the RSUs shall automatically be forfeited and cancelled by the Company; provided, however, if (i) such Retirement occurs not less than 3 years after the Grant Date and (ii) rather than terminating employment for reason of Retirement, the Participant offers to convert to Senior Advisor status on substantially the terms of the Senior Advisor and Non-Competition Agreement, which will be provided upon request, this Award will continue to vest in accordance with this Paragraph 4 subject to the terms of the Plan, this Notification and the Senior Advisor and Non-Competition Agreement, the terms of which shall be incorporated herein by reference.

5.	Settlement of RSUs. RSUs eligible for vesting in accordance with Paragraph 4 will be settled by delivering to Participant the number of Shares underlying the RSUs (or a cash payment therefore) within 75 days following the Vesting Date (such date, the “Settlement Date”).

6.	Forfeiture. RSUs which are not eligible for vesting after determination of the attainment of the Performance Goal will be automatically forfeited and cancelled by the Company.

7.	Withholding. In accordance with Section 15(a) of the Plan, the Committee may in its sole discretion withhold from the payment to you hereunder a sufficient amount (in cash or Shares) to provide for the payment of any taxes required to be withheld by federal, state or local law with respect to income resulting from such payment.

8.	No Rights of Shareholder. An RSU does not represent an equity interest in the Company, and carries no voting rights. You will not have any rights of a shareholder with respect to the RSUs until the Shares have been delivered to you.

9.	Notices. Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, Greenhill & Co., Inc., 300 Park Avenue, New York, New York, 10022, attention of the Plan Administrator, or, if to you, shall be delivered to you or mailed to your address as the same appears on the records of the Company.

10.	Committee Discretion. All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms hereof and the provisions of this Notification and the Plan, this Notification shall govern.

11.	Participant Acknowledgements. By accepting this Award, you acknowledge receipt of a copy of the Plan, and agree to be bound by the terms and conditions set forth in this Notification and the Plan, as in effect from time to time. By accepting this Award, you further acknowledge that the federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.

12.	Governing Law. This Notification shall be governed by the laws of the state of New York without giving effect to its choice of law provisions.

GREENHILL & CO., INC.

By:
Name:
Title:

If you would like to designate a beneficiary to exercise your rights under this Notification in the event of your death, please complete your designation in the space provided below, as well as please sign and print your name and date in the space provided below, and return this Notification to the attention of Harold J. Rodriguez, Jr.

Beneficiary:
Participant name (print):

Date:

3

Appendix A

Performance Goal: The RSUs will be eligible for vesting upon a determination by the Committee in its sole discretion that as of the Vesting Date, the following has occurred: (i) the 2017 Recapitalization has been completed, (ii) there has been no default in relation to the term loan secured in connection with the 2017 Recapitalization (the “2017 Term Loan”) and (iii) the 2017 Term Loan has been repaid in full.